UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 17, 2014

CHINA BAK BATTERY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32898	86-0442833
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

BAK Industrial Park, No. 1 BAK Street
Kuichong Town, Longgang District
Shenzhen, 518119
People’s Republic of China
(Address, including zip code, of principal executive offices)

(86-755) 6188-6818, ext 6856
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 17, 2014, Mr. Huanyu Mao (“Mr. Mao”) resigned from his positions as a director and Chief Technical Officer of China BAK Battery, Inc. (the “Company”), effective immediately. Mr. Mao’s resignation was due to personal reasons and not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On the same date, the Board of Directors of the Company appointed Dr. Jian Lin (“Dr. Lin”) as Interim Chief Technical Officer of the Company, until a successor is named. The Company intends to appoint a new director to fill the vacancy created by Mr. Mao’s resignation as soon as practicable.

Dr. Jian Lin, age 37, has served as Vice Director of R&D Centre of the Company’s subsidiary, Shenzhen BAK Battery Co., Ltd (“Shenzhen BAK”) since March 2012, where he is responsible for the overall R&D activities of Shenzhen BAK. From October 2009 to February 2012, he worked for Postdoctoral R&D Station of Shenzhen BAK, which was co-established by Shenzhen BAK and Xiamen University, where he focused on the research of high performance liquid electrolytes for Li-ion battery. From August 2008 to September 2009, he worked as R&D scientist for U.S. Brady (Beijing) R&D Center. Dr. Lin has extensive knowledge of lithium-ion battery technologies and holds three patents relating to lithium-ion technology. Dr. Lin received a doctorate degree in polymer science and engineering from Case Western Reserve University, where he focused on novel lithium salts and polymer electrolyte membranes/separators for lithium batteries.

There are no arrangements or understandings between Dr. Lin and any other persons pursuant to which he was appointed as the Interim Chief Technical Officer of the Company. In addition, there has been no transaction, nor is there any currently proposed transaction between Dr. Lin and the Company that would require disclosure under Item 404(a) of Regulation S-K.

No family relationship exists between Dr. Lin and any other director or executive officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BAK BATTERY, INC.

Date: April 17, 2014	By: /s/ Xiangqian Li
Xiangqian Li
Chief Executive Officer